Exhibit No. 11. Statement re: Computation of Per Share Earnings for the six
               months and three months ended June 30, 1996 and 1995 (in thousands except per share data./(1)/

                                               Six Months Ended                 Three Months Ended
                                                   June 30,                          June 30,
                                               1996        1995                 1996          1995
                                         ----------------------------      ------------------------------
     Net income                                 $768         $404                $449           $34
                                               =====        =====               =====         =====

     Weighted average shares outstanding       3,155        3,311               3,134         3,311

     Common stock equivalents due to dilutive
        effect of stock options                    -            -                   -             -

     Total weighted average common shares
        and equivalents outstanding            3,155        3,311               3,134         3,311
                                               =====        =====               =====         =====

     Primary earnings per share                $0.24        $0.08               $0.14         $0.01
                                               =====        =====               =====         =====

     Total weighted average common shares
        and equivalents outstanding            3,155        3,311               3,134         3,311

     Additional dilutive shares using the end
        of period market value versus the
        average market value when applying
        the treasury stock method/(2)/           N/A          N/A                 N/A           N/A
                                               -----        -----               -----         -----

     Total weighted average common shares
        and equivalents outstanding for fully
        diluted computation                    3,155        3,311               3,134         3,311
                                               =====        =====               =====         =====
     Fully diluted earnings per share          $0.24        $0.08               $0.14         $0.01
                                               =====        =====               =====         =====

(1) The Company's common stock was issued February 14, 1995 in connection with the conversion of Watsonville Federal Savings and Loan Association from mutual to stock form. Net income and common shares outstanding for the period from February 15, 1995 to March 31, 1995 were used to compute net income per share for the six months ended June 30, 1995.
(2) Fully dilutive earnings per share do not result in dilution of three percent or more or are anti-dilutive and are, therefore, not separately presented in the consolidated statements of operations.